                              AMENDED AND RESTATED
                           NATURAL GAS SALES AGREEMENT


                              DATED AUGUST 17, 1994


                                     BETWEEN


                     WESTCOAST GAS SERVICES INC. ("SELLER")

                                       AND

                    CASCADE NATURAL GAS CORPORATION ("BUYER")

                              AMENDED AND RESTATED
                           NATURAL GAS SALES AGREEMENT


          THIS AGREEMENT is made as of August 17, 1994.

BETWEEN:

          WESTCOAST GAS SERVICES INC., a body corporate with an office in the City of Calgary, in the Province of Alberta (herein referred to as "SELLER")

                                                               OF THE FIRST PART

AND

          CASCADE NATURAL GAS CORPORATION, a body corporate with an office in the City of Seattle, in the State of Washington (herein referred to as "BUYER")

                                                              OF THE SECOND PART


          WHEREAS, Westcoast Energy, Inc. ("WEI") and Northwest Pipeline Corporation ("NORTHWEST") are parties to a gas sales agreement dated September 23, 1960, as amended (the "KINGSGATE GAS SALES AGREEMENT");

          AND WHEREAS, Northwest purchased gas under the Kingsgate Gas Sales Agreement for resale to customers including Buyer;

          AND WHEREAS, Seller is the successor by amalgamation to CHMI;

          AND WHEREAS, the Kingsgate Gas Sales Agreement has been assigned to Canadian Hydrocarbons Marketing Inc. ("CHMI") by Westcoast Energy Marketing Limited ("WEML"), after WEI had assigned it to WEML, and those assignments have been consented to by Northwest;

          AND WHEREAS, pursuant to an Assignment and Amendment of the Kingsgate Gas Sales Agreement dated September 30, 1991 (the "KINGSGATE ASSIGNMENT"), Northwest assigned to Buyer a 21.849% share of the Kingsgate Gas Sales Agreement subject to Northwest's acceptance of a FERC Certificate Order authorizing the abandonment of Northwest's currently authorized sales service agreements and the granting of a DOE/OFE approval of, either, the assignment of Northwest's import authority to Buyer, or Buyer's application for an import authorization;

          AND WHEREAS, the conditions in the recital immediately above have now been satisfied such that the assignment to Buyer has become effective;

          AND WHEREAS, the Kingsgate Assignment under Section 9 allowed for the renegotiation of certain provisions under the Kingsgate Gas Sales Agreement;

          AND WHEREAS, pursuant to the implementation of measures by Northwest in compliance with Order 636 and the related abandonment of Northwest's merchant sales service function, Buyer and Seller have reached an agreement for the direct sale of gas from Buyer to Seller, which agreement will replace and substitute for the Kingsgate Gas Sales Agreement;

          NOW THEREFORE, THIS AGREEMENT WITNESSES THAT in consideration of the

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

premises and the mutual covenants and conditions contained in it, the parties agree as follows:

                                    ARTICLE
                         DEFINITIONS AND INTERPRETATION

          DEFINITIONS

          In this Agreement, including the recitals, the following words and terms shall have the following meanings ascribed thereto:

a. "AAA" shall mean the American Arbitration Association or any successor thereto;

b.   "ANG" means Alberta Natural Gas Company Ltd. or any successor thereto;

c. "ANG TRANSPORTATION AGREEMENT" shall mean the Amending Service Agreement made and entered into between WEI and ANG dated July 1, 1991, under which ANG on behalf of WEI agreed to transport through its pipeline facilities on a firm basis up to 4,523 10(3)m(3) of gas per day;

d. "ANG COMMODITY CHARGES" shall mean the total ANG variable charge amounts, as more particularly defined and determined in accordance with Section 7.5 below;

e. "ANG COMMODITY RATE" shall mean the variable per unit monthly rate payable to ANG in respect of the transportation of gas under the ANG Transportation Agreement, from the Nova Delivery Point to the Delivery Point;

f. "ANG DEMAND CHARGES" shall mean the total demand charge amounts related to the ANG Transportation Agreement, as more particularly defined and determined in accordance with Section 7.4 below;

g. "ANG HEATING VALUE" shall mean the average monthly heating value, as determined by ANG and converted to MMBtu/10(3)m(3), of all gas which is delivered at the Delivery Point, as that heating value is published by ANG in its monthly allocation statement;

h. "AFFILIATES" shall mean, in regard to either party, any person directly or indirectly controlling, controlled by or under common control with the party; and the term"control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the person, whether through ownership of voting securities, by contract or otherwise;

i.   "AGREEMENT" shall mean this contract between the parties;


j. "ARBITRAL INSTITUTION" shall mean either the AAA or the BCICAC as determined pursuant to the provisions of Section 16.2 below, or 17.2 in the case of Final Offer Arbitration;

k. "BCICAC" shall mean the British Columbia International Commercial Arbitration Centre or any successor thereto;

l. "BRITISH THERMAL UNIT" or "BTU" shall mean the amount of energy required to raise the temperature of one pound of distilled water one degree Fahrenheit (1 DEG.F) from sixty degrees Fahrenheit (60 DEG.F) to sixty-one degrees Fahrenheit (61 DEG.F) at a constant absolute pressure of fourteen and seventy-three one hundredths (14.73) pounds per square inch;

m. "BUSINESS DAY" shall mean any day exclusive of Saturdays and Sundays and days that are statutory or legal holidays under the laws of either the Province of Alberta or the State of Washington;

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

n. "CANADIAN REGULATORY AUTHORITIES" shall mean each governmental agency or other governmental authority in Canada, which now has, or in the future may have, jurisdiction over the matter in question, relating to the production, movement, sale, removal or export of gas to be sold and purchased hereunder, including without limitation, the NEB, the ERCB, the Federal Governor in Council and the Alberta Minister of Energy;

o. "CONTRACT YEAR" shall mean a period of twelve (12) consecutive months, beginning at 07:00 hours Pacific Standard Time on November 1st and ending at 07:00 hours Pacific Standard Time on the November 1st next following, except the first Contract Year shall mean the period commencing at 0700 hours Pacific Standard Time on the Date of First Delivery and ending on the next following November 1st;

p. "CONVERTED MONTHLY SALES QUANTITY" shall mean, for calculating the demand charge payment amounts due for any month, the quantity of gas expressed in 10(3)m(3)'s which Seller sold and delivered to Buyer hereunder during that month, calculated by dividing the Monthly Sales Quantity by the ANG Heating Value for that month;

q. "CUBIC FOOT" shall mean that volume of gas which at a temperature of sixty degrees Fahrenheit (60 DEG.F) and at an absolute pressure of fourteen and seventy-three hundredths (14.73) pounds per square inch, occupies one (1) cubic foot of space;

r. "CUBIC METRE" or "M(3)" shall mean that volume of gas which at a temperature of fifteen degrees Celsius (15 DEG.C) and at an absolute pressure of one hundred and one and three hundred and twenty-five thousandths (101.325) kilopascals, occupies one (1) cubic metre of space;

s. "DAILY CONTRACT QUANTITY" or "DCQ" shall mean the daily quantity of gas, equal to 27,037 MMBtu per day;

t. "DATE OF FIRST DELIVERY" shall mean the day and date upon which the purchase and sale of gas under this Agreement is to commence, as more particularly specified under Subsection 11.1 c. below;


u. "DAY" shall mean a period of twenty-four (24) consecutive hours beginning at the hour, as may be agreed to, from time to time, by ANG and PGT for the commencement of a day for gas export deliveries to PGT on one day and ending at the same hour on the following day, which currently is 7:00 a.m. Pacific Standard Time. The reference for any day shall be the calendar date upon which the twenty-four hour period shall commence;

v. "DELIVERY POINT" shall mean the point of interconnection between the pipeline facilities of ANG and PGT located on the international boundary between British Columbia and the State of Idaho near Kingsgate, British Columbia;

w. "DOE" shall mean the United States Department of Energy, Office of Fossil Energy;

x. "ERCB" shall mean the Alberta Energy Resources Conservation Board or any successor thereto;

y. "EXCHANGE RATE" shall mean the daily spot exchange rate, expressed as $U.S./$1.00 Cdn., as applicable to the exchange of Canadian dollars for U.S. dollars, in effect at noon Calgary time, as quoted by the Canadian Imperial Bank of Commerce, Bow Valley Square 2 Branch, Calgary, Alberta;

z. "FIELD RECEIPT POINTS" shall mean the upstream field receipt points on the Nova system under the Nova Transportation Agreements, where gas is delivered into the facilities of Nova;

aa. "FINAL OFFER ARBITRATION" shall mean any arbitration proceedings respecting the redetermination of the Gas Commodity Price conducted in accordance with
     Article 17 below;

bb. "GAS" shall mean natural and/or residue gas which complies with the quality specifications of ANG for delivery into that pipeline system at the Delivery Point;

cc. "GAS COMMODITY CHARGES" shall mean the total gas commodity charge amounts determined in accordance with Section 7.7 below;

dd. "GAS COMMODITY PRICE" shall mean the per unit gas commodity price determined in accordance with Sections 7.8, or 7.14 below, as applicable;

ee.  "GIGAJOULE" or "GJ" shall mean one billion (1,000,000,000) joules;

ff. "GST" shall mean any taxes as provided for in the EXCISE TAX ACT, R.S.C. 1985 c. E-15, as amended or any successor or parallel provincial or Canadian federal legislation that is intended to impose a tax on the recipient of goods or services which may be supplied under this Agreement;

gg. "INFLATION INDEX" shall mean the Consumer Price Index published by Statistics Canada for the period referenced;

hh. "INVOICE DATE" shall mean, for each month, the Business Day which is closest to the fifteenth (15th) day of that month, and if two Business Days are equally close to the fifteenth (15th) day of that month the Invoice Date shall be the earlier Business Day;

ii. "JOULE" or "J" shall mean the amount of work done when the point of application of a force of one (1) newton is displaced a distance of one (1) metre in the direction of the force;

jj. "KINGSGATE ADMINISTRATION CHARGES" shall mean the administration charge amounts determined in accordance with Section 7.11 below;

kk. "KINGSGATE ADMINISTRATION FEE" shall mean the per unit administration fee amount specified in Section 7.12 below, and recalculated from time to time in accordance with Section 7.13 below;

ll.  "MEGAJOULE" or "MJ" shall mean one million (1,000,000) joules;

mm.  "MMBTU" shall mean one million (1,000,000) British thermal units;

nn. "MONTH" shall mean a period commencing at 0700 hours Pacific Standard Time on the first day of a calendar month and ending at the same time on the first day of the next succeeding calendar month;

oo. "MONTHLY SALES QUANTITY" shall mean, for any month, the quantity of gas, expressed in MMBtu's, which Seller sold and delivered to Buyer hereunder during that month;

pp. "NEB" shall mean the National Energy Board of Canada or any successor thereto;

qq. "NORTHWEST" shall mean Northwest Pipeline Corporation or any successor thereto;

rr.  "NOVA" shall mean NOVA Corporation of Alberta or any successor thereto;

ss. "NOVA COMMODITY CHARGES" shall mean the total Nova variable charge amounts, as more particularly defined and determined in accordance with
     Section 7.3 below;

tt. "NOVA COMMODITY RATE" shall mean the variable per unit monthly rate payable to Nova in respect of the transportation of gas under the Nova Transportation Agreements from the Field Receipt Points to the Nova Delivery Point;

uu. "NOVA DELIVERY POINT" shall mean the point of interconnection between the pipeline facilities of Nova and ANG located at or near Coleman, Alberta;

vv. "NOVA DEMAND CHARGES" shall mean the total demand charge amounts related to the Nova Transportation Agreements, as more particularly defined and determined in accordance with Section 7.2 below;

ww. "NOVA TRANSPORTATION AGREEMENTS" shall mean the firm receipt point ("FSR") and non-prorateable delivery point ("FSD") service agreements with Nova, entered into by Seller, Seller's Suppliers, Pan-Alberta, or suppliers to any or all of them, which will allow for the firm transportation on the Nova system from the Field Receipt Points to the Nova Delivery Point of a daily quantity of gas at least equal to the DCQ;

xx. "PAN-ALBERTA" shall mean Pan-Alberta Gas Ltd. or any successor thereto, as the principal Seller Supplier as of the date hereof, under the Pan-Alberta Agreement;

yy. "PAN-ALBERTA AGREEMENT" shall mean the Gas Purchase Agreement between Seller and Pan-Alberta dated August 17, 1994, under which Seller purchases gas from Pan-Alberta at the Nova Delivery Point for redelivery to Buyer under this Agreement;

zz. "PARTY" or "PARTIES" shall, as the context required, mean Seller, or Buyer, or both of them;

aaa. "PAYMENT DUE DATE" shall mean, for each month, the later of the date which is ten (10) days following the day on which Buyer receives an invoice in that month, or the twenty fifth (25th) day of that month, but if either of those dates is not a Business Day then the Payment Due Date shall be the Business Day immediately prior to the date;

bbb. "PERSON" shall include an individual, a body corporate, a partnership, an unincorporated syndicate, an unincorporated organization, an unincorporated association or a government, or any agency or political subdivision of any of them;

ccc. "PGT" shall mean Pacific Gas Transmission Company or any successor thereto;

ddd. "PRIME RATE" shall mean the variable rate of interest, expressed as a percentage per annum, used from time to time by the Canadian Imperial Bank of Commerce, Bow Valley Square 2 Branch, Calgary, Alberta, as a reference rate then in effect for determining rates of interest charged on U.S. dollar commercial loans to customers in Canada;

eee. "PRODUCER SUPPORT AUTHORIZATIONS" shall mean the support and consent required to be obtained by Seller, or Pan-Alberta, pursuant to the provisions of the Alberta NATURAL GAS MARKETING ACT S.A. C.N-2.8 or any successor legislation, for the sale and provincial removal of gas to Seller and for ultimate resale and delivery of gas by Seller to Buyer under this Agreement;

fff. "SELLER'S SUPPLIERS" shall mean suppliers of gas to Seller for redelivery to Buyer under this Agreement, and includes Pan-Alberta under the provisions of the Pan-Alberta Agreement;

ggg. "SUPPLIER DEMAND CHARGES" shall mean the demand charge amounts determined in accordance with Section 7.09 below;

hhh. "SUPPLIER DEMAND FEE" shall mean the per unit demand charge amount, determined in accordance with Section 7.10 below, which is a unitized proxy for the costs incurred by Seller's Suppliers to construct and operate the gas gathering and processing facilities, necessary for the continued deliveries of gas under this Agreement;

iii. "SUPPLY FAILURE" shall mean the failure of Seller to deliver the quantity of gas nominated by Buyer on any day up to the DCQ, and for which Seller was obligated to deliver, except to the extent that the failure to deliver occurred due to an event of Force Majeure as defined in this Agreement, or due to the suspension of deliveries by Seller as the exercise of Seller's rights for Buyer's failure to pay, as referenced in subsection 13.4(b) below;

jjj. "TERM" shall mean the period of time gas is to be purchased and sold under this Agreement, as specified in Subsection 11.1 b. below;


kkk. "U.S. REGULATORY AUTHORITIES" shall mean each Federal or State governmental agency or other governmental authority in the United States which now has, or in the future may have, jurisdiction over the movement, sale, transportation or import of gas sold and purchased hereunder, including without limitation, the Federal Energy Regulatory Commission and the DOE; and

lll. "10(3)M(3)" shall mean one thousand (1,000) cubic metres.

1.2       HEADINGS

          The division of this Agreement into Articles, Sections, Subsections and Paragraphs or any other divisions, and the inclusion of the various headings, are for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

1.3       INTERPRETATION

          Whenever the singular or masculine or neuter is used in this Agreement the same shall be construed as meaning plural, or feminine, or body politic, or corporate and VICE VERSA where the context or the parties hereto so require.

1.4       HEREOF, ETC.

          References to "Articles", "Sections", "Subsections" or "Paragraphs" are references to the Articles, Sections, Subsections and Paragraphs of this Agreement. Words such as "hereunder", "hereto" and "herein" and similar expressions shall refer to the whole of this Agreement and not to any particular Article, Section, Subsection or Paragraph hereof.

1.5       INDUSTRY USAGE

          Any word, phrase or expression that is not defined in this Agreement and that has a generally accepted meaning in the custom and usage in the natural gas industry in North America shall have that meaning in this Agreement.

1.6       CURRENCY

          Unless indicated otherwise, all references to "dollars" or "$" in this Agreement shall be references to amounts expressed in United States currency.

                                    ARTICLE 2
                            LONG TERM AUTHORIZATIONS

2.1       ERCB LONG TERM REMOVAL PERMIT

          Seller represents and warrants that Pan-Alberta is the permittee under long term Gas Removal Permit No. GR87-236 issued by the ERCB, which remains in full force and effect and in good standing, and authorizes Pan-Alberta to remove gas from Alberta and sell and deliver it to Seller under the Pan-Alberta Agreement at the Nova Delivery Point for resale and redelivery to Buyer at the Delivery Point.

2.2       NEB LONG TERM EXPORT LICENCE

          Seller represents and warrants that:

a. it was the licence holder under long term Export Licence No. GL-131 issued by the NEB which authorized Seller to export gas from Canada at the Delivery Point under the Kingsgate Gas Sales Agreement;

b. by NEB order No. RO-GL-131 issued January 5, 1994, Export Licence No. GL-131 has been revoked, and new Export Licence No. GL-226 has been issued to Seller authorizing Seller to export gas from Canada at the Delivery Point to Buyer.

2.3       LONG TERM IMPORT AUTHORIZATION

          Buyer represents and warrants that it has been granted an assignment of a pro rata portion of Northwest's rights under DOE long term import authorization Order No. 664 dated September 9, 1992, which remains in full force and effect and in good standing and authorizes Buyer to import gas into the United States at the Delivery Point under the Kingsgate Gas Sales Agreement.

2.4       FURTHER APPLICATIONS

a. Seller represents and warrants that it will make, or cause Pan-Alberta to make, applications to the ERCB and the Government of Alberta, required to amend, renew or appropriately replace long term Gas Removal Permit No. GR87-236, as may be necessary to authorize the sale and removal of gas by Seller at the Nova Delivery Point for resale and redelivery to Buyer under this Agreement for the Term.

b. Seller represents and warrants that it will make, or cause to be made, applications to the NEB and the Government of Canada, required to obtain any applicable NEB consents related to, or amendments of Export Licence No. GL-226, as may be necessary to enable the sale and export of gas to be made to Buyer under this Agreement for the Term.

c. Buyer represents and warrants that it will make applications to the DOE required to obtain any consents related to, or amendments of, import authorization Order No. 664, as may be necessary to enable the purchase and import of gas to be made by Buyer under this Agreement for the Term.

2.5       PRODUCER SUPPORT

a. Buyer and Seller acknowledge that, pursuant to the provisions of the Pan-Alberta Agreement, Pan-Alberta is required to obtain the requisite long term producer support for, and the approval of, the sale and removal of gas to Seller under the Pan-Alberta Agreement for resale to Buyer under this Agreement.

b. Seller represents and warrants that it will cause Pan-Alberta to make all requisite submissions to its pool producers, seeking for the Term that support and approval for the sale and removal of gas to Seller for resale to Buyer under this Agreement.

2.6       DILIGENT EFFORTS

          Each party shall at its own expense use diligent efforts, to the extent that it is within its power, to make the applications required by Sections 2.4 and 2.5 above, and shall keep the other party advised as to their progress. Seller and Buyer shall cooperate with each other so as to assist each other in obtaining the required renewed or amended authorizations. Each party shall, at the request of the other, provide reasonable technical assistance and support in the preparation of any applications, and shall supply qualified personnel to provide supportive evidence before any regulatory proceeding in respect of the subject market and transportation arrangements.

2.7       PRIOR REVIEW

          Prior to applying for or amending any long-term certificate, permit, licence or authorization necessary for the transactions contemplated by this Agreement, each party shall allow the other party the opportunity to review and comment on the application if so desired. If a party desiring such review fails to provide any comments within 15 days of receipt of an application draft, it shall be deemed to have approved the application text. Any comments received from a reviewing party within the 15 day period shall be incorporated to the extent reasonably possible, if in the opinion of the applicant the comments do not adversely impact upon such application.

2.8       APPROVAL OF AUTHORIZATIONS

          Upon receipt by either party, on terms and conditions satisfactory to the applicant party, of any required renewal or amendment of its respective long-term certificates, permits, licences or authorizations referred to in
Section 2.4 or Section 2.5, that party (the "TRANSMITTING PARTY") shall promptly transmit to the other party (the "RECEIVING PARTY") a copy of the applicable long-term certificate, permit, licence or authorization. If the terms and conditions of the long-term certificate, permit, licence or authorization are, for any reason, not satisfactory to the Receiving Party acting reasonably, then within fifteen (15) days of its receipt the Receiving Party shall so notify the Transmitting Party, setting forth its reasons for the terms and conditions not being satisfactory. Failure of the Receiving Party to so respond to the Transmitting Party shall be deemed to be an acceptance by the Receiving Party of the subject terms and conditions. Either party's determination as to whether or not a long-term certificate, permit, licence or authorization or any of its terms or conditions is satisfactory shall be determined by that party in its sole discretion, acting reasonably.

2.9       DENIAL OF AUTHORIZATION

          If any application made by either party for the renewal or amendment of a long-term certificate, permit, licence or other authorization referred to in Section 2.4 or Section 2.5 is denied, that party shall promptly so notify the other party.


2.10      TERMINATION OF AGREEMENT

          If, by November 1, 1994, all long-term authorizations specified in Sections 2.4 and 2.5 above have not been obtained, then the parties shall use all reasonable efforts to perform the sale and purchase of gas under this Agreement pursuant to short term or interim authorizations pending the obtainment of the last of any outstanding long-term authorization. If, by January 1, 1995 the last of the outstanding long-term authorizations have not been obtained, then this Agreement shall terminate, unless the parties agree to continue the sale of any purchase of gas under this Agreement pursuant to the subject short term or interim authorizations, which then shall be maintained and renewed from time to time on a timely basis. In the event of termination of this Agreement pursuant to this Section 2.10, the parties shall continue to be bound by the provisions of the Kingsgate Gas Sales Agreement, subject to the amendment or renewal of any authorizations required to be obtained from any applicable Canadian Regulatory Authorities or U.S. Regulatory Authorities.

2.11      MAINTENANCE OF AUTHORIZATIONS

          Subsequent to the obtainment of an authorization, the applicant party shall use all reasonable efforts to maintain or renew it as applicable, or cause it to be so maintained and renewed, in good standing and in full force and effect to enable gas to be purchased and sold for the Term under this Agreement.


                                    ARTICLE 3
                             TRANSPORTATION MATTERS

3.1       SELLER'S ARRANGEMENTS

          Seller hereby represents and warrants to Buyer that:

a. the Nova Transportation Agreements have been entered into which will allow for the firm transportation on the Nova system to the Nova Delivery Point, of a daily quantity of gas at least equal to the DCQ; and

b. it is shipper in the first instance, or made sufficient contractual arrangements with WEI, which will allow for the firm transportation on the ANG system, from the Nova Delivery Point to the Delivery Point, of a daily quantity of gas at least equal to the DCQ.

          During the Term, Seller agrees to cause Pan-Alberta and Seller's other Seller's Suppliers to always maintain sufficient Nova firm transportation service, and Seller agrees to always maintain sufficient ANG firm transportation service, each of which will allow for the firm transportation of a quantity of gas at least equal to the DCQ from the Field Receipt Points to the Delivery Point for the benefit of Buyer.


3.2       BUYER'S ARRANGEMENTS

          Buyer hereby represents and warrants to Seller that it has entered into and will maintain during the Term, firm transportation agreements with PGT and any other transporters which will allow for the firm transportation from the Delivery Point to the facilities of Buyer, of a daily quantity of gas at least equal to the DCQ.

3.3       USE OF SELLER'S TRANSPORTATION ARRANGEMENTS

          In the event of a Supply Failure, Buyer shall have the first right to utilize that portion of the ANG Transportation Agreement and the "FSD" delivery point portion of the Nova Transportation Agreements in respect to the quantities which Seller could not supply to Buyer as a result of the Supply Failure, and to the extent that such utilization is permitted by Canadian Regulatory Authorities, by ANG, and by Nova, as applicable . The portion which Buyer will be entitled to utilize on any day during a Supply Failure shall be the percentage determined in accordance with the following formula:

     Percentage of Firm Service =       A - B      x   100%
                                        -----
     Available to Buyer                   A

     WHERE: "A" is the quantity of gas, expressed in MMBtu's, equal to the quantity that Seller was obligated to deliver on the day, which was nominated by Buyer on that day;

          "B" is the quantity of gas, expressed in MMBtu's supplied by Seller on that day.

Buyer shall pay Seller for all ANG and Nova transportation charges associated with the capacity so utilized by Buyer, including without limitation all demand, commodity, taxes and fuel gas costs and charges. In determining the amount of the ANG and Nova transportation charges for which Buyer is to pay Seller, all ANG and Nova demand charges shall be converted to a pure volumetric amount by utilizing an assumed load factor of one hundred percent (100%).

3.4       CHANGE IN TRANSPORTATION TOLLS AND TARIFFS

          If from time to time the method of determining any applicable Nova or ANG transportation tolls is changed, or any actual toll, cost or charge amount under tariff is revised, as finally approved by the government agency having jurisdiction, then to the extent applicable to the Nova Transportation Agreements or the ANG Transportation Agreement, as the case may be, the parties shall make all adjustments to calculations under, or amendments to, this Agreement, as necessary to incorporate the change or revision. Under the provisions of Article 7 below, Buyer shall pay for any toll cost or charge increases and similarly shall be entitled to any toll cost or charge rebates as billed to Seller by the applicable pipeline whether on a prospective or retroactive basis, and as finally approved by the government agency having jurisdiction. However, nothing under this section shall prevent Buyer from intervening in any agency proceedings and to object to or protest any toll cost or charge increases ultimately which will be to the account of Buyer under this Agreement.


3.5       TRANSPORTATION PENALTIES

          Any tariff penalties payable to Nova, ANG or PGT for any reason, including but not limited to a failure to purchase gas nominated or a failure to supply gas so nominated, shall be borne by the party causing that penalty to be incurred. If both parties have caused the penalty to be incurred, the penalty shall be allocated based on each party's proportional share of the causation. Nothing in this Section 3.5 waives or compromises either party's right to contest or defend any proposed penalty assessed by Nova, ANG, Northwest or PGT.


                                    ARTICLE 1
                                 QUANTITY OF GAS

4.1       OBLIGATION TO SELL AND DELIVER

          Subject to the provisions of this Agreement, Seller represents and warrants to Buyer that, commencing on the Date of First Delivery and continuing each day for the Term, Seller will sell and deliver to Buyer on a firm basis, at the Delivery Point, the quantity of gas which Buyer requests Seller to deliver on that day up to the DCQ, except if Seller cannot make such deliveries as a result of a claim of Force Majeure by Seller. Subject to the provisions of this Agreement, Buyer agrees to purchase from Seller on a firm basis the quantities of gas so nominated and received by Buyer and delivered by Seller at the Delivery Point.

4.2       NOMINATIONS

a. Buyer shall provide a notice to PGT of its nomination of the quantity of gas which PGT, on behalf of Buyer, will request ANG, on behalf of Seller, to deliver on any day under this Agreement. Subject to tariff minimum notice requirements, a nomination received at least two (2) hours prior to the time at which final nominations are accepted by ANG on the day prior to the specified day the nomination is to be effective shall be a valid and applicable nomination for that specified day. A nomination not received as above shall be effective at the commencement of the day next following the specified day. Nominations may be delivered orally and subsequently confirmed by written notice.

b. Any quantity nominated for purchase by Buyer for any particular day shall remain the standing nomination of the quantity of gas to be requested by Buyer on subsequent days until the nomination is changed by Buyer pursuant to subsection 4.2(a) above.

4.3       MINIMUM PURCHASE QUANTITY

a. During the period from August 17, 1994 to November 1, 1994, and for each Contract Year commencing on November 1, 1994, Buyer shall purchase from Seller at the Delivery Point, or if not purchased and taken, shall nevertheless pay for at the Gas Commodity Price specified in Section 7.10 as in effect on the last day of the period, a minimum quantity of gas which shall be equal to:

     (i) 865,184 MMBtu, for the August 17, 1994 to November 1, 1994 period; and

     (ii) 4,136,661 MMBtu for each subsequent Contract Year during the Term.

b. The positive difference, if any, between the minimum quantity specified in each clause of Subsection (a) above and the quantity actually purchased and taken by Buyer during the specified period shall be paid for by Buyer within sixty (60) days following the last day of the specified period, at the Gas Commodity Price as in effect on the last day of that period.


                                    ARTICLE 5
                             QUALITY AND MEASUREMENT

5.1       ANG QUALITY AND PRESSURE STANDARDS

          The gas to be delivered hereunder shall meet or exceed all gas quality standards of ANG for gas delivered at the Delivery Point, including without limitation, minimum heating value, delivery pressure, temperature, and all other similar quality standards and specifications as set out in ANG's tariff, as amended from time to time.

5.2       DELIVERY IN A COMMON STREAM

          Buyer and Seller each recognize that the gas to be sold and purchased at the Delivery Point will be from a commingled stream of gas being transported on the pipeline system facilities of Nova and ANG, for redelivery in to the PGT pipeline system.

5.3       ANG MEASUREMENTS

          All gas to be delivered hereunder shall be measured as to volume, quality, total number of MMBtu and heating value by ANG in accordance with the provisions set out in its tariff, as amended from time to time, at the meters installed, operated and maintained by ANG at the Delivery Point. The heating value of the delivered gas shall be the ANG Heating Value, determined by the instruments operated by ANG. These measurements and all other volume, quality and heating value measurements as made by ANG shall be final and binding upon the parties and utilized for all purposes of this Agreement.

5.4       MEASUREMENT STANDARDS

          The standards of measurement and the meter testing procedures shall be those of ANG as set out in its tariff, as amended from time to time. Upon the request of Buyer, Seller shall exercise its rights under the ANG Transportation Agreement to witness tests to be conducted by ANG to verify the accuracy of ANG's measuring equipment, or to request ANG to conduct tests to verify the accuracy of such equipment. Buyer shall reimburse Seller for any expense associated with such request to the extent that Seller is obligated to reimburse ANG. Upon the request of Buyer, Seller shall request of ANG that a representative of Buyer be allowed to witness any such tests.

5.5       UNIT CONVERSIONS

          All conversions to be done for or any way in relation to this Agreement from Imperial units of measurement to metric units or VICE VERSA, shall be done utilizing the conversions utilized by ANG, from time to time which have been agreed upon between ANG and PGT as conversions applicable to deliveries from ANG to PGT at the Delivery Point. Such conversions as provided for in the ANG tariff shall include the conversion from MMBtu units to 10(3)m(3) units for the purpose of determining the Converted Monthly Contract Quantity and the related demand charge payment calculations under this Agreement.


                                    ARTICLE 6
                         POSSESSION, TITLE AND WARRANTY

6.1       TRANSFER OF TITLE

          Delivery of gas by Seller to Buyer shall be at the Delivery Point. Possession and title to the gas so delivered shall pass from Seller to Buyer at the Delivery Point. Seller shall be responsible for making all arrangements necessary to transport and deliver gas to the Delivery Point and Buyer will be responsible for making all arrangements necessary to receive and transport gas from the Delivery Point. Other than as contemplated herein, all costs and expenses of delivering the gas to the Delivery Point shall be paid by Seller and all costs and expenses of transporting the gas beyond the Delivery Point shall be borne by Buyer.

6.2       RISK

          As between the parties, Seller shall be deemed to be in exclusive control and possession of the gas to be sold hereunder and responsible for any loss, damage or injury caused thereby until the gas is delivered at the Delivery Point, at which time and point Buyer shall be deemed to be in exclusive control and possession of the gas and thereafter responsible for any loss, damage or injury caused by it.

6.3       TITLE AND INDEMNITY

          Seller hereby warrants and represents to Buyer that, at the point where title is to pass to Buyer, Seller shall have a legal or equitable right to all gas to be sold hereunder and shall sell gas to Buyer at that point free and clear of all liens, encumbrances and adverse claims whatsoever. Seller agrees to indemnify Buyer and save it harmless from all suits, claims, actions, debts, accounts, costs, losses, expenses or damages arising from or out of any adverse claims by any or all persons to the gas delivered hereunder which relate to matters occurring prior to possession and title to the gas passing to Buyer. Buyer agrees to indemnify Seller and save it harmless against all suits, claims, actions, debts, accounts, costs, losses, expenses or damages arising from or out of any adverse claims by any or all persons to the gas which relate to matters occurring after possession and title to the gas passes to Buyer.


                                    ARTICLE 7
                               GAS SALES REVENUES

7.1       TOTAL AMOUNTS TO BE PAID TO SELLER

          The total amounts for a month to be paid by Buyer to Seller for the quantity of gas sold and delivered by Seller to Buyer under this Agreement for the immediately preceding month shall be the sum of: the Nova Demand Charges, the ANG Demand Charges, the Nova Commodity Charges, the ANG Commodity Charges, the Gas Commodity Charges, the Supplier Demand Charges and the Kingsgate Administration Charges, all of which are set forth in this Article.

7.2       NOVA DEMAND CHARGES

          The transportation service monthly demand charges amounts to be paid by Buyer to Seller in respect of the Nova Transportation Agreements (the "NOVA DEMAND CHARGES") shall be equal to the sum of:

     i. the quantity of receipt point ("FSR") contract demand capacity, equal to the Daily Contract Quantity, multiplied by one hundred and forty percent (140%), multiplied by the Nova receipt point ("FSR") firm service monthly demand charge calculated under Nova's toll schedules of its tariff, as amended from time to time (the "NOVA TOLL SCHEDULE"); plus

     ii. the quantity of delivery point ("FSD") contract demand capacity, equal to the Daily Contract Quantity, multiplied by the Nova delivery point ("FSD") firm service monthly demand charge calculated under the Nova Toll Schedule.

7.3       NOVA COMMODITY CHARGES

          The transportation service monthly commodity charge amounts to be paid by Buyer to Seller in respect of the Nova Transportation Agreements (the "NOVA COMMODITY CHARGES") shall be equal to the Nova Commodity Rate multiplied by the Converted Monthly Sales Quantity.

7.4       ANG DEMAND CHARGES

          The transportation service monthly demand charge amounts to be paid by Buyer to Seller in respect of the ANG Transportation Agreement (the "ANG DEMAND CHARGES") shall be equal to the product of the monthly demand charge calculated under the ANG rates and charges schedules of its tariff multiplied by the Daily Contract Quantity.

7.5       ANG COMMODITY CHARGES

          The transportation service monthly commodity charge amounts to be paid by Buyer to Seller in respect of the ANG Transportation Agreement (the "ANG COMMODITY CHARGES") shall be equal to the ANG Commodity Rate multiplied by the Converted Monthly Sales Quantity.

7.6       DEMAND CHARGES PAYMENT

          Subject to the provisions of this Agreement, the Nova Demand Charges, the Supplier Demand Charges and the ANG Demand Charges are to be paid each month, regardless of whether or not Buyer is nominating or has nominated gas under this Agreement for the month, and regardless of whether or not the reason for which Buyer is or has not so nominated is due to an event of Force Majeure as claimed by Buyer.


7.7       GAS COMMODITY CHARGES

          The Gas Commodity Charges, to be paid each month, shall be an amount determined in accordance with the following formula:

     Gas                      Gas            x         Monthly
     Commodity      =         Commodity                Sales
     Charges                  Price                    Quantity

7.8       GAS COMMODITY PRICE

a. The Gas Commodity Price to be paid for gas delivered each month of the period commencing on the Date of First Delivery and expiring on October 31, 1995 shall be calculated as a percentage price determined under Subsection c below, of the arithmetic average of the published index prices for the month (the "Index Price") for deliveries of gas from the "ROCKY MOUNTAIN" and "CANADIAN BORDER" designated supply sources into the Northwest pipeline system, as those prices are provided in the publication entitled, "INSIDE F.E.R.C.'S GAS MARKET REPORT" in the table entitled, "PRICES OF SPOT GAS
     DELIVERED TO PIPELINES.......(per MMBtu dry), under the "NORTHWEST PIPELINE
     CORP" ENTRY.


b. The reference publication issue to determine the Gas Commodity Price for a month shall be the first issue which is published after the first day of the month.

c. The percentage of the Index Price shall be determined based on the quantity of gas purchased by Buyer under this Agreement during a specified period, in accordance with the following table.

[CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]

7.9       SUPPLIER DEMAND CHARGES

          The Supplier Demand Charges for each month, commencing with the month of the Date of First Delivery, shall be determined in accordance with the following formula:

     Supplier Demand Charges = Supplier Demand Fee x [number of days in the month] x DCQ

7.10      SUPPLIER DEMAND FEE

          The Supplier Demand Fee shall be an amount equal to ten cents per MMBtu ($0.10/MMBtu). For each subsequent Contract Year, the Supplier Demand Fee shall be increased by the percentage amount of the Inflation Index applicable for the immediately preceding Contract Year.

7.11      KINGSGATE ADMINISTRATION CHARGES

          The Kingsgate Administration Charges, for each month, shall be an amount determined in accordance with the following formula:

          Kingsgate Administration Charge  = Kingsgate Administration Fee x
                                             Monthly Sales Quantity

7.12      KINGSGATE ADMINISTRATION FEE

          The Kingsgate Administration Fee for the period commencing on the Date of First Delivery and expiring on October 31, 1997 shall be [CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]. The Kingsgate Administration Fee for the five (5) year period commencing November 1, 1997 and for the two (2) year period commencing November 1, 2002 shall be expressed in $U.S./MMBtu and shall be determined in accordance with Section 7.13 below.

7.13      REDETERMINATION OF KINGSGATE ADMINISTRATION FEE

          The Kingsgate Administration Fee shall be recalculated in accordance with the following:

a.   for the period November 1, 1997 to October 31, 2002:

     Kingsgate Administration Fee = [CONFIDENTIAL INFORMATION OMITTED AND

     FILED SEPARATELY WITH THE COMMISSION] x  A
                                             ---
                                                                      B

     WHERE: "A" is the sum of the Inflation Index applicable to each month in the period November 1, 1992 to September 1, 1997, divided by the number of months in that period;

     WHERE:    "B" is the Inflation Index for the month of the Date of First
     Delivery.

b.   for the period November 1, 2002 to October 31, 2004:

     Kingsgate Administration Fee =     Kingsgate Administration Fee
                    calculated under       x  C
                    Subsection (a) above      D

     WHERE: "C" is the sum of the Inflation Index applicable to each month in the period November 1, 1997 to September 1, 2002 divided by the sum of months in that period;

     WHERE:    "D" is the Inflation Index for November 1997.

7.14      REDETERMINATION OF GAS COMMODITY PRICE

a. Buyer and Seller shall commence negotiations, on or before July 1st in each Contract Year, other than the first Contract Year, and attempt, in good faith, to reach agreement as to a redetermined Gas Commodity Price to apply for gas to be delivered during the Contract Year commencing the immediately following November 1st. Seller may request that Pan-Alberta or any other Seller Supplier be a party to the negotiations and Buyer shall consent to that request, to the extent that it is fair and reasonable. The parties shall attempt to agree on a Gas Commodity Price which reflects the following "PRICING CRITERIA":

              THE GAS COMMODITY PRICE, EXPRESSED IN $U.S. PER MMBTU, SHALL BE REDETERMINED AT A LEVEL WHICH WILL REASONABLY ENSURE THAT THE TOTAL DELIVERED PRICE OF GAS UNDER THIS AGREEMENT SHALL REMAIN REASONABLY EQUIVALENT TO THE TOTAL DELIVERED PRICES TO BE PAID EFFECTIVE THE FOLLOWING NOVEMBER 1 FOR OTHER SUPPLIES OF NATURAL GAS WHICH ARE BEING SOLD AND DELIVERED OFF THE NORTHWEST AND/OR PGT SYSTEMS TO PURCHASERS WHICH ARE LOCAL DISTRIBUTION UTILITIES IN THE STATES OF WASHINGTON AND OREGON BY EITHER PIPELINE COMPANIES OR DIRECT SELLERS; PROVIDED THAT, SUCH REASONABLY EQUIVALENT PRICES MUST BE PAID PURSUANT TO CONTRACTS WHICH HAVE TERMS AND CONDITIONS SUBSTANTIALLY SIMILAR TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION PROVISIONS SUCH AS QUANTITY, INITIAL TERM LENGTH AND LOAD FACTOR. FOR THE PURPOSES OF RELEVANT COMPARISON, ANY REASONABLY EQUIVALENT PRICE IN A COMPARATIVE CONTRACT MUST BE ADJUSTED AS WARRANTED TO TAKE INTO ACCOUNT THE PROVISION DIFFERENCES, IF ANY, BETWEEN THAT CONTRACT AND THIS AGREEMENT.

b. If the parties reach agreement as to a redetermined Gas Commodity Price, and document their agreement in a letter executed by both parties by the August 1st immediately following the commencement of negotiations, then subject to Section 7.15 below, the redetermined Gas Commodity Price shall apply throughout the Contract Year commencing the following November 1. If the parties have not documented their agreement as to a redetermined Gas Commodity Price in a letter executed by both parties by the August 1st date, or the requisite producer support referred to in Section 7.15 below is not obtained by the following September 1st, then no later than the following November 1st either party may invoke

       Final Offer Arbitration pursuant to Article 17 to determine the appropriate Gas Commodity Price for the Contract Year commencing the following November 1st.

c. If the Final Offer Arbitration procedure is so invoked, but not completed by the November 1st deadline, then the same Gas Commodity Price which was in effect during the previous Contract Year shall continue in effect until such time as the Final Offer Arbitration decision is rendered.
       Upon such decision being rendered, the redetermined Gas Commodity Price set out in the Final Offer Arbitration decision shall be effective as of the first day of the month following the date of the decision and the parties shall make all appropriate adjustments to reflect the nature of that decision, including appropriate amendments to this Agreement.

d. If the Final Offer Arbitration procedure is not invoked prior to the November 1st immediately following the commencement of negotiations then the Gas Commodity Price which was in effect for the previous Contract Year shall continue in effect throughout the Contract Year commencing such November 1st.

7.15          REQUISITE PRODUCER SUPPORT

a. Buyer acknowledges and agrees that the effective November 1st implementation of a redetermined Gas Commodity Price for a Contract Year is first subject to Seller or Pan-Alberta, as the case may be, obtaining the requisite Producer Support Authorizations for, and approval of, the continued sale and removal of gas to Seller under Pan-Alberta Agreement for resale to Buyer under this Agreement. Promptly upon the documentation of the agreement as to a redetermined Gas Commodity Price, Seller shall, with all due diligence and reasonable efforts, cause Pan-Alberta to obtain the requisite Producer Support Authorizations, no later than the following September 1st.

b. If the requisite Producer Support Authorizations are not obtained, then either Buyer or Seller may invoke the Final Offer Arbitration procedure and Seller, Pan-Alberta and Pan- Alberta's participating pool producers shall be bound by and shall deliver gas under the redetermined Gas Commodity Price set out in the Final Offer Arbitration decision.


                                    ARTICLE 8
                               SECURITY OF SUPPLY

8.1           SOURCE OF GAS SUPPLY

              Although Seller contemplates that the gas to be delivered hereunder shall be purchased by it pursuant to the Pan-Alberta Agreement and other Seller's Supplier contracts, Seller may supply gas to Buyer under this Agreement which originates from any sources without prior notice to and at no additional cost to Buyer.


                                    ARTICLE 9
                                 SUPPLY FAILURE
                            INDEMNITY AND MITIGATION

9.1           NOTICE OF SUPPLY FAILURE AND SELLER MITIGATION EFFORTS

              If, on any day a Supply Failure occurs, then Seller immediately shall provide notice of the Supply Failure to Buyer. Seller shall also employ commercially reasonable efforts to secure alternate supplies of gas from sources, other than Seller's Supplier contracts, in order to mitigate the Supply Failure, and shall bear the additional costs of obtaining that replacement gas if so obtained. In the event and to the extent that Seller is unsuccessful in obtaining those alternate supplies, then Buyer may obtain gas from other sources, and the provision of Section 9.2 below shall apply.


9.2           SELLER'S DELIVERY FAILURE INDEMNITY

              If, on any day a Supply Failure occurs, then, subject to Section
9.1 above, Buyer shall have the right to purchase the shortfall in the delivery of gas from other sources. If Buyer obtains gas from other sources to replace Supply Failure quantity on that day, then Seller agrees to indemnify Buyer for all of Buyer's reasonable incremental direct costs which it incurs in respect of Buyer purchasing such replacement quantities of gas from other sources, rather than purchasing such gas from Seller pursuant to this Agreement. Such incremental costs of Buyer shall include the reasonable incremental cost of obtaining and transporting the gas quantity which Buyer procures in lieu of the Supply Failure gas quantity. However, Seller shall only be required to indemnify Buyer:


       i. for a maximum of [CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION] of daily Supply Failures, commencing on the day an initial Supply Failure event has occurred; and

       ii. in any event, for a cumulative maximum of [CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION] days of daily Supply Failures during any one Contract Year.

              After the indemnity period has expired, Buyer may exercise its termination rights under Section 9.5 in accordance with the provisions of that Section.

9.3           BUYER TO MITIGATE

              Buyer shall use all reasonable efforts to mitigate any incremental costs and expenses which Seller is obligated to indemnify Buyer for pursuant to this Article, and should Buyer elect to purchase replacement gas Buyer shall attempt to find replacement gas with the lowest cost.

9.4           [CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE
COMMISSION]
9.5           TERMINATION RIGHTS FOR EXTENDED SUPPLY FAILURE

              In the event during a Contract Year:

       i. A Supply Failure occurs on any day, whereby the Supply Failure was such that Seller failed to deliver at least [CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION] of the quantity nominated by Buyer on that day; and

       ii. such Supply Failures have occurred on days during a Contract Year for either a period equal to a total of:
              a. [CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]
              b. [CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]
              then in addition to its indemnification rights under Section 9.2, Buyer may, no later than thirty (30) days following the last day of the applicable period, give notice to the Seller that Buyer is electing to terminate this Agreement on thirty (30) days' prior notice, and this Agreement then shall terminate at the expiry of that notice period. Upon that termination, Seller shall have no further liability to Buyer under this Agreement except as expressly so stated, and particularly as so stated for indemnifying Buyer as set forth in this Article for the Supply Failures during the Supply Failure period.

9.6           NOTICE OF ANTICIPATED SUPPLY FAILURE

              If, at any time during the Term, Seller becomes aware of any circumstance or matter by which it expects a Supply Failure to arise, then Seller shall use reasonable efforts to provide Buyer with prior notice of the anticipated Supply Failure as soon as is reasonably possible under the circumstances.

9.7           DCQ REDUCTION RIGHTS FOR EXTENDED SUPPLY FAILURE

a. In the event during a Contract Year a Supply Failure occurs on any day or days, whereby the Supply Failure is such that Seller fails to deliver at least eighty percent (80%) of the quantity nominated by Buyer on the days in question, then Buyer may reduce the DCQ by written notice to Seller.

b. To effect a DCQ reduction, the written notice must be served no later than ten (10) days after the expiry of a [CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION] day period which commences on the first day that a Supply Failure occurs. The [CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION] day period first must expire before notice may be served.

c. The DCQ reduction amount shall be no greater than the amount determined by the following formula:

              Maximum Amount     =         A
              of DCQ Reduction            [CONFIDENTIAL INFORMATION OMITTED AND
FILED SEPARATELY WITH THE COMMISSION]

       WHERE: "A" is the total quantity of gas, expressed in MMBtu, that was nominated by Buyer during the [CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION] day period, but was not delivered by Seller due to the Supply Failures occurring during that period.

9.8           DEMAND CHARGE REDUCTION UPON SUPPLY FAILURE

a. The ANG Demand Charges, Nova Demand Charges and Supplier Demand Charges for any month will be reduced if for any day during that month:

       i.     a Supply Failure has occurred; or

       ii. A period of Force Majeure under Article 12 is in effect as declared by Seller, for any reason other than due to the curtailment, stoppage or pro-ration of firm service under the ANG Transportation Agreement or the Nova Transportation Agreements, as applicable.

b. If either event occurs, the ANG Demand Charges, Nova Demand Charges and Supplier Demand Charges, for the month will be reduced by an amount determined as follows:

              Demand Charges Reduction    =     Demand Charges     x
[CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]


              where: "DEMAND CHARGES" is the total amount of ANG Demand Charges,
                     Nova Demand Charges and Supplier Demand Charges payable for the month under this Agreement;

              where: "A" is the sum of the daily quantities of gas, expressed in
                     MMBtu's, which Buyer nominated on the day or days in question in accordance with this Agreement, but which Seller failed to deliver due to either event set out in Subsection (a) above;

              where: "B" is the number of days in the month.

c.     The invoice for the month to be delivered by Seller in accordance with
       Article 13 below shall include an itemization of any demand charges reduction amounts to be credited to Buyer under this Section.

9.9           LIMITATION ON SELLER'S LIABILITY

              Buyer agrees that Seller's liability, whether in contract or tort or otherwise, for any Supply Failure shall be limited to the indemnities set out in Section 9.2 and the rights set forth in this Article, and Buyer's remedies for any such Supply Failure shall be limited to the aforesaid indemnities and rights.

9.10          LIMITATION ON PARTIES' LIABILITIES

              Except for Buyer's direct incremental costs incurred in purchasing replacement quantities of gas as set out in Section 9.2, or any other direct costs as specifically set forth as liquidated damages and indemnity amounts under this Agreement, neither party be liable to the other party for any indirect, consequential, punitive or special losses, damages or expenses of any nature whatsoever, that may be incurred by the other party, including without limitation, the loss of profits or income, the loss of business expectations, business interruptions, the loss of a party's contracts with any third party or any damage to third parties (except for obligations to Nova, ANG or PGT provided hereunder) arising in any way out of this Agreement or any breach thereof.


                                   ARTICLE 10
                                      TAXES

10.1          PAYMENT OF TAXES

a. Seller shall pay or cause to be paid all royalties and all business transfer, severance, sales, value added, excise, GST and all other similar taxes, levies, assessments and charges that are validly exigible on the gas delivered or to be delivered hereunder prior to the sale of the gas at the Delivery Point.

b. Buyer shall pay or cause to be paid all such taxes, levies, assessments and charges that are validly exigible on the gas after the sale thereof at the Delivery Point.

c. In the event that any new tax, levy, assessment or charge is imposed on either party at the Delivery Point or in the event that the amount of any existing tax, levy, assessment or charge is increased (a "BORDER CHARGE") then either party may, within thirty (30) days of the effective date of the imposition of such Border Charge request that the Gas Commodity Price be renegotiated. The party requesting a renegotiation (the "PROPOSER") shall set out in a notice (the "BORDER CHARGE NOTICE") to the other party (the "RECIPIENT") full details of the Border Charge as well as the adjustment to the current Gas Commodity Price which, in the Proposer's view, is appropriate to reflect the imposition of the Border Charge.

d. Upon receipt of the Border Charge Notice the parties shall commence negotiations to determine what adjustment to the Gas Commodity Price may be appropriate. If the parties are unable to reach agreement within thirty (30) days of the receipt of the Border Charge Notice then either party may submit for arbitration pursuant to Article 16 the issue of what is an appropriate adjustment to the Gas Commodity Price to be made as a result of the imposition of the Border Charge which will be fair and equitable to both parties considering all relevant factors and circumstances. In the event that the arbitration decision indicates that an adjustment to the Gas Commodity Price is appropriate then the effective date of such adjustment shall be the date of the Recipient's receipt of the Border Charge Notice.

10.2          PRICES EXCLUSIVE OF TAXES

              All dollar amounts stated in this Agreement and all amounts payable by Buyer under it are exclusive of any tax, levy or duty which may be imposed by any Federal or Provincial legislation, and which is required to be paid or collected by Seller which, without limiting the generality of the foregoing, shall include GST.

10.3          GOODS AND SERVICES TAX

              Buyer shall provide Seller with all appropriate authorizations and declarations as required so that the sale of gas may be zero-rated for GST purposes, if that rating is applicable to the sale of gas from Seller to Buyer.


                                    ARTICLE II
                                TERM OF AGREEMENT

11.1          TERM

a.     This Agreement shall become effective as of August 17, 1994.

b. The term of the purchase and sale of gas under this Agreement (the "TERM") shall commence on the Date of First Delivery, and continue in effect until October 31st, 2004, and after that date from Contract Year to Contract Year, unless on October 31st, 2003 or any subsequent November 1st, either party gives the other party no less than twelve (12) months advance written notice of termination, to be effective on the immediately following November 1st, in which case the Term shall expire on that immediately following November 1st.

c. The Date of First Delivery shall be the later of August 17, 1994 and the date all authorizations under Sections 2.4 and 2.5 above are obtained. The parties anticipate the requisite producer support set out in Section
       2.5 above will be obtained on an interim basis on August 17, 1994. If that occurs, the parties may commence the purchase and sale of gas under this Agreement using interim short term regulatory authorizations pending receipt of the authorizations referred to in Article 2.

11.2          EFFECT OF TERMINATION

              Notwithstanding the termination of this Agreement pursuant its provisions, any provisions respecting liabilities and indemnities which have accrued prior to the date of termination, and provisions which are specifically stated to survive the termination of the Agreement shall continue in full force and effect in accordance with their terms. The parties shall use their reasonable efforts to make all adjustments and settle all accounts which are outstanding between the parties as of the date of termination as soon as possible.


                                   ARTICLE 12
                                  FORCE MAJEURE

12.1          SUSPENSION

              Subject to all other provisions of this Article 12, if either party is rendered unable by reason of a substantiated event of Force Majeure to perform in whole or in part any obligation or covenant set forth in this Agreement, with the exception of unpaid financial obligations, such failure shall be deemed not to be a breach of the particular obligation or covenant in question. The obligations of both parties under this Agreement shall be suspended to the extent directly affected and necessary during the continuation of the inability so caused by the Force Majeure event.

12.2          DEFINITION OF FORCE MAJEURE

              For the purpose of this Agreement, the term "FORCE MAJEURE" shall mean: (i) any acts of God, including lightning, earthquakes, storms, washouts, landslides, fires, epidemics and floods; (ii) strikes, lockouts or other industrial disturbances; (iii) acts of the enemies of the State of a party, sabotage, wars, blockades, insurrections, riots, civil disturbances or arrests and restraints of rulers; (iv) fires, explosions, nuclear and radiation activity or fall out; (v) breakages of, hydrate obstructions of or accidents to, machinery or lines of pipe; (vi) inability to obtain materials, supplies, permits or labour; (vii) freezing of wells or delivery facilities or well blowouts; (viii) the laws, orders, rules, regulations, acts, or restraints of any court or governmental or regulatory authority, including the revocation or a materially adverse amendment to any permit, authorization or approval of any governmental or regulatory authority required to perform or comply with any obligation or condition of this Agreement, unless the revocation or amendment was caused by the negligence or violation of the terms thereof by the party claiming an event of Force Majeure; (ix) the failure of Seller's Supplier to deliver gas to Seller where the failure occurs as a result of any event or occurrence of the character defined in this Section as a Force Majeure event;
(x) the curtailment, stoppage or pro-ration of firm transportation service on Nova, ANG or PGT, whether or not NOVA, ANG or PGT is claiming an event of Force Majeure under the applicable service agreement; (xi) the failure on the part of a customer of Buyer to purchase substantial quantities of gas from Buyer as a direct result of any event or occurrence of the character defined in this Section as a Force Majeure event; (xii) or any other causes, whether of the kind stated above or otherwise, and not within the control of the party claiming suspension and which, by the exercise of due diligence, that party is unable to overcome. For the purposes of this Article 12, a party is deemed to have control over the actions or omissions of those persons for which it, its agents, contractors or employees have delegated, assigned or subcontracted its obligations and responsibilities.

12.2          EXCEPTIONS

              Neither party shall be entitled to the benefit of the provisions of this Article under any of the following circumstances:

a. to the extent that the failure was caused by the negligence or breach of contract of the party claiming suspension;

b. to the extent that the failure was caused by the party claiming suspension having failed to diligently attempt to remedy the condition by taking all reasonable acts and to resume the performance of such covenants or obligations with reasonable dispatch;

c. if the failure was caused by lack of funds or is in respect to the payment of any amount due under this Agreement;

d. unless, as soon as possible after the happening of the Force Majeure event, or as soon as possible after determining that the occurrence was in the nature of Force Majeure and would affect the claiming party's ability to observe or perform any of its covenants or obligations under this Agreement, the party claiming suspension gives to the other party notice to the effect that the claiming party is unable, by reason of a particular specified event of Force Majeure to perform the particular covenants or obligations;

e. to the extent the failure was due to an event or situation whereby the claiming party does not perform because continued performance would be economically disadvantageous or unprofitable, or because the claiming party has opportunities to deliver or purchase gas, as the case may be, under more attractive pricing terms as offered by third parties.

12.4          RESUMPTION OF OBLIGATIONS

              The party claiming suspension shall give notice to the other party, as soon as possible after the Force Majeure condition is remedied, to the effect that it has been remedied and that the claiming party has resumed, or is then in a position to resume, the performance of the subject covenants and obligations either in whole or in part.

12.5          SETTLEMENT OF INDUSTRIAL DISPUTES

              Notwithstanding anything to the contrary in this Article 12, expressed or implied, the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the claiming party so involved, and that party may make settlement at a time and on terms and conditions as it may deem to be advisable. No delay in making the settlement shall deprive the claiming party of the benefit of its right to claim Force Majeure under this Agreement.

12.6          EFFECT ON DEMAND CHARGE PAYMENT OBLIGATIONS

a. Notwithstanding anything to the contrary in this Article 12, but subject to its provisions and to the provisions of Section 9.8, any claim of Force Majeure by Buyer shall not in any way affect or reduce Buyer's obligation to pay the Nova Demand Charges, the ANG Demand Charges and the Supplier Demand Charges. If Buyer claims a Force Majeure, then Seller shall use its reasonable efforts to mitigate for Buyer the portion of the Nova Demand Charges and the ANG Demand Charges which is attributable to the quantities not taken during any month as a result of Buyer's claim of Force Majeure.

b. To the extent that during the Force Majeure period Seller is successful in mitigating the demand charge payment obligations of Buyer by utilizing any of the subject ANG and Nova transportation capacity which otherwise would have been unused as a result of Buyer's Force Majeure claim, then Buyer shall be allocated a credit amount. The credit amount, if any, for a month during which the Force Majeure event occurred, shall be equal to the sum of the Daily Usage Credits for certain days of that month, determined for each day in accordance with the following formula:

       "Daily Usage Credits =  A x          B
                                   -------------------
                            Number of Days
                            in the month

       WHERE: "A" shall mean the quantity of gas, expressed in 10(3)m(3), owned or controlled by Seller which was transported by Seller under the ANG Transportation Agreement and the Nova Transportation Agreements capacity on a day which Buyer declared Force Majeure, and which capacity otherwise would have been used to transport the quantity of gas to be purchased by Buyer but for the Force Majeure claim by Buyer;

              "B" shall mean the sum of the ANG Demand Charges and the Nova Demand Charges, allocable to the daily quantity deemed to have been nominated by Buyer, which quantity is equal to the arithmetic average daily quantity of gas nominated by Buyer under this Agreement for the full month immediately prior to the commencement of the Force Majeure period.

       For greater certainty, no Daily Usage Credits shall apply if Buyer is not taking gas for any reason other than an event of Force Majeure as first claimed by Buyer.

c.     If during a month Seller or a Seller's Supplier:

       i. declares Force Majeure due to the curtailment, stoppage or proration of Nova or ANG firm service under the ANG Transportation Agreement or the Nova Transportation Agreements, as applicable; and

       ii. is entitled to receive a form of contractual or tariff credit from the pipeline because of the pipeline's non-performance during the Force Majeure period, which credit is to be applied against the obligation to pay the demand charges as shipper under the applicable firm service agreement;


       then Seller shall allocate to Buyer an amount equal to the total credit so received, to be applied against Buyer's ANG Demand Charges and Nova Demand Charges payment obligations under this Agreement for that Month.

12.7          TERMINATION FOR EXTENDED FORCE MAJEURE PERIOD

              If for any Contract Year either party claims an event of Force Majeure which results in the total suspension of gas deliveries, or receipts, as applicable for either a period equal to a total of:

       i.     forty-five (45) consecutive days; or

       ii.    seventy-five (75) non-consecutive days;

then the party not having originally claimed Force Majeure may, no later than thirty (30) days following the last day of the applicable period, give notice to the claiming party that the non claiming party is electing to terminate this Agreement on thirty (30) days' prior notice, and this Agreement then shall terminate at the expiry of that notice period.

12.8          ALTERNATIVE SUPPLIES DURING FORCE MAJEURE PERIOD

              If Seller claims Force Majeure and therefore cannot deliver gas as originally contemplated under this Agreement, then Seller shall use its commercially reasonable efforts to locate supplies of gas from other persons which may be available at any delivery point on the Nova system. If Seller is successful in locating such alternative gas supplies, which could make up the shortfall either in whole or in part, then Seller will immediately advise Buyer of the quantity, price, and other pertinent terms of the alternate gas supply. If Buyer approves, then Seller shall use its reasonable efforts to obtain that supply for resale to Buyer under this Agreement, and if so obtained Buyer shall reimburse Seller for all incremental costs incurred by Seller in so obtaining the alternate gas supply.

12.9          PRO RATA TREATMENT

a. If Seller declares Force Majeure, then commencing on the day of declaration and for each and every Force Majeure day, Seller shall:

       i. first curtail and cease delivering interruptible gas to all of its interruptible markets at the Delivery Point on that day, to the extent necessary to enable Seller to satisfy its delivery obligation under this Agreement for that day, but only if that interruptible gas supply could physically replace gas which would have been purchased under this Agreement at the Delivery Point, but for the Force Majeure;

       ii. next ensure that the amount of firm gas supply available from Seller's Suppliers during any day of the Force Majeure period is delivered on an equitable and pro rata share basis among Seller's distributor customers under contract for firm deliveries at the Delivery Point. For the purposes of this Section "pro rata share" means a percentage share equal to 21.849% of the available Seller's Suppliers gas supply for the day.

b. If Buyer declares Force Majeure, then commencing on the day of declaration and for each and every Force Majeure day, Buyer shall:

       i. first curtail and cease purchasing gas from all of its interruptible suppliers at the Delivery Point on that day, to the extent necessary to enable Buyer to satisfy its purchase obligations under this Agreement for that day, but only if that interruptible gas supply could be physically replaced by gas which would have been purchased under this Agreement at the Delivery Point, but for the Force Majeure;

       ii. next ensure that the amount of firm gas purchase curtailment under this Agreement is no greater than an equitable and pro rata share of the total amount Buyer is unable to purchase due to the Force Majeure event. That pro rata share shall be based on the DCQ under this Agreement compared to the total of all daily quantity amounts under Buyer's firm gas purchase contracts having a term equal to or in excess of thirty (30) days.

12.10         NO EXTENSION TO TERM

              No claim of Force Majeure by either Seller or Buyer shall operate to extend the term of this Agreement.


                                   ARTICLE 13
                              BILLINGS AND PAYMENTS

13.1          MONTHLY INVOICE

a. On or before the Invoice Date, for each month, Seller shall submit to Buyer a statement for the preceding month showing the daily amounts of gas delivered hereunder, the ANG Heating Value thereof, the Monthly Sales Quantity, and an invoice with respect to all amounts owing in respect of the preceding month. All amounts hereunder which are initially calculated in Canadian dollars shall be converted to a U.S. dollar amount for the purposes of invoicing, utilizing the Exchange Rate in effect on the Business Day immediately prior to the date that the invoice was prepared. Each statement shall contain information which sets out in reasonable detail how all invoice amounts were determined.


b. If, by the Invoice Date in any month, Seller has not received any of the actual figures required to determine the amount due to it, then it shall be entitled to use its best estimate of the figures. Any variance between the estimate and the actual figure shall be adjusted and accounted for as soon as possible on a subsequent invoice.


13.2          PAYMENT DUE DATE

              Buyer shall pay to Seller the amount due to Seller, by means of a wire transfer of U.S. funds, on or before the Payment Due Date. The wire transfer shall be made to Seller's credit at a bank or deposit taking institution in Canada or the United States in accordance with Seller's written instructions.

13.3          EXAMINATION OF RECORDS

              It is the intent of the parties to cooperate with one another to verify the accuracy of any statement or invoice made under or pursuant to the provisions of this Agreement.

13.4          REMEDIES FOR NON-PAYMENT

a. If Buyer fails to pay all of the amount of any invoice as herein provided when such amount is due, then interest shall accrue on the unpaid part of the invoice from the Payment Due Date until the date payment is made, at an annual rate equal to the Prime Rate plus two percent (2%), calculated and compounded monthly, but in no event to exceed the maximum interest rate permitted by law, and shall be payable both before and after judgment. All such interest shall be payable by Buyer to Seller without demand of Seller to Buyer. The provisions of this subsection 13.4(a) shall survive the termination of this Agreement.

b. If any failure to pay continues for a period of five (5) days after the Payment Due Date, then Seller may, in addition to all other remedies that it may have under the terms of this Agreement, but only upon providing at least five (5) days' notice to Buyer, suspend any further deliveries of gas hereunder until the overdue amount, including interest, is paid. During the period of suspension Seller shall be relieved of all obligations to deliver gas to Buyer under this Agreement. The suspension of deliveries by Seller shall not in any way relieve Buyer of its obligation to pay the Nova Demand Charges, the ANG Demand Charges, the Supplier Demand Charges and the Kingsgate Administration Charges.

c. Notwithstanding the provisions of subsection 13.4(b), if Buyer in good faith disputes all or any portion of the amount payable, pays to Seller the amounts as Buyer concedes to be correct, and opens an interest bearing escrow account and on or before the Payment Due Date and deposits funds into the account equal to the amount which is in dispute, then Seller shall not be entitled to suspend further delivery of gas hereunder because of such non-payment unless and until Buyer defaults in making payments to Seller or into the escrow account, as the case may be.

d. When the dispute is resolved either by agreement or the judgment of the Courts, as the case may be, then the funds in the escrow account shall be paid to the party or parties in accordance with the resolution of the dispute. Interest at the rate specified in Subsection a. above accumulated in the escrow account shall also be paid to the party or parties, in the same proportions as the principal amount is to be paid to the party or parties.


e. If Buyer does not in good faith dispute the payment of the amount in accordance with subsection 13.4 c. above, or fails to deposit the required funds into the escrow account, then Seller may, in addition to any other remedies that it may have under the terms of this Agreement, at law or in equity, but only upon providing at least five (5) days' notice to Buyer which notice may only be given by Seller after a period of thirty (30) days after the Payment Due Date has expired, elect to terminate this Agreement effective the end of such notice period. This Agreement then shall terminate at the end of that period, unless Buyer has made payment of the overdue amount, including interest, and all other amounts then due.

13.5          ADJUSTMENTS

a. If it is found that at any time Buyer has been overcharged by Seller in relation to this Agreement and Buyer actually has paid the statement containing the overcharge, then within thirty (30) days after a final determination of the overcharge has occurred, Seller shall refund the amount of the overcharge. If the overcharge was the result of Seller's error, then interest at an annual rate equal to the Prime Rate plus two percent (2%), calculated and compounded monthly, but in no event to exceed the maximum interest rate permitted by law, shall be paid by Seller on the amount in question from the date the overcharge was paid to the date that Buyer is reimbursed for the overcharge. If any such overcharge is not a result of an error on the part of Seller, then no interest shall be charged to Seller.

b. If it is found that at any time Buyer has been undercharged in relation to this Agreement, then within thirty (30) days after the final determination the undercharge has occurred, Buyer shall pay the amount undercharged. No interest shall be payable by Buyer on the amount of any undercharge unless Buyer fails to pay the amount of it within the thirty
       (30) day period, in which event interest shall be calculated and payable from the first day after the thirty (30) day period to the date of payment of the undercharge by Buyer, at an annual rate equal to the Prime Rate plus two percent (2%), calculated and compounded monthly, but in no event to exceed the maximum interest rate permitted by law.

c. Either party discovering an overcharge or undercharge shall promptly notify the other party. The provisions of this Section 13.5 shall survive the termination of this Agreement.

13.6          LIMITATION ON DISPUTES

              Notwithstanding anything herein contained to the contrary, neither party shall be entitled to dispute the quantity of gas delivered, or the amount paid or payable with respect thereto, unless any such issue is raised by notice to the other party within two (2) years after the end of the month in question. The provisions of this Section 13.6 shall survive the termination of this Agreement.



                                   ARTICLE 14
                                     NOTICE

14.1          SERVICE OF NOTICE

              All notices, communications, invoices and statements required or permitted under this Agreement shall be in writing except as set out specifically in this Agreement. Any notice to be given hereunder shall be deemed to be served properly if served in any of the following modes:

a. if personally or by courier, then by delivering the notice to the attention of the person specified below and leaving it with that person or a director, officer, office manager or other responsible employee of the party at that party's address for service, or any other location to which the party has removed itself and for which it has not given formal notice. Personally served notices shall be deemed received by the addressee when actually so delivered, but delivery shall be during normal business hours, on a Business Day. If a notice is not delivered during the addressee's normal business hours, the notice shall be deemed to have been received by such party at the commencement of the next Business Day following the date of delivery;

b. if by telecopier, then by directing it to the addressee at that receiving party's number. A notice so served shall be deemed received by the addressees when actually received by it, if received within normal business hours on a Business Day, or at the commencement of the next ensuing Business Day following transmission, if the notice is not received during normal business hours;

c. if by mail, then by mailing it first class registered post, postage prepaid, directed to the receiving party at that party's address for service listed below. If postal service is interrupted or operating with unusual or imminent delay, notice shall not be served by such mail during that period. Notices served by mail shall be deemed to be received by the addressee at noon, local time, on the fifth (5th) Business Day following the mailing.

              Notwithstanding the foregoing, payments shall not be so deemed delivered until actually received.

14.2          ADDRESSES AND NUMBERS FOR NOTICES

              The address and numbers for service of notices and communications for each of the parties shall be as follows:

a.     to Seller:

              Westcoast Gas Services Inc.
              3520, 150 - 6th Avenue S.W.
              Calgary, Alberta
              T2P 3Y7


              i.     GENERAL NOTICES

                     Attention:    Director, Marketing (Pacific Northwest
Region)
                     Telephone:    (403) 297-1838
                     Telecopy:     (403) 297-8643

              ii.    NOMINATIONS/OPERATIONS

                     Attention:    Operations Representative (Pacific Northwest
Region)
                     Telephone:    (403) 297-0337
                     Telecopy:     (403) 297-8643

b.     to Buyer:

              Cascade Natural Gas Corporation
              222 Fairview Avenue North
              Seattle, Washington, 98109

              i.     GENERAL NOTICES

                     Attention:    Vice President, Gas Supply
                     Telephone:    (206) 624-3900
                     Telecopy:     (206) 624-7215

              ii.    NOMINATIONS/OPERATIONS

                     Attention:    Manager, Gas Management
                     Telephone:    (206) 624-3900
                     Telecopy:     (206) 624-7215

14.3          RIGHT TO CHANGE ADDRESS AND NUMBERS

              Any party may change its address, telephone number, telecopy number or the person specified above by notice to the other party and any such change subsequently shall be effective for all purposes of this Agreement.


                                   ARTICLE 15
                                   ASSIGNMENT

15.1          NO ASSIGNMENT OF AGREEMENT WITHOUT CONSENT

              Either party may assign its interest under this Agreement without the consent of the other part, to an Affiliate whose performance the assignor guarantees or to any person which may succeed, by purchase, merger, consolidation or other transfer, to substantially all of the assignor's assets. In the event of any such assignment or disposition, the successor shall be entitled to the rights and shall be subject to the obligations of its predecessor. Except as otherwise provided in this Article, neither party shall have the right to assign this Agreement or any of its rights, benefits, duties and obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld.

15.2          ASSIGNMENTS BY WAY OF SECURITY

              The requirement in Section 15.1 to obtain prior written consent from the non-assigning party shall not apply to an assignment made by way of security for the assignor's present or future indebtedness or liabilities (whether contingent, direct or indirect and whether financial or otherwise), the issue of the bonds or debentures of a corporation or the performance of the obligations of the assignor as guarantor under a guarantee. In the event that the security is enforced by sale or foreclosure, Section 15.1 shall apply.


15.3          ENUREMENT

              Subject to this Article 15, the terms, covenants and conditions hereof shall be binding upon and enure to the benefit of the parties hereto and on their respective successors and permitted assigns.


                                   ARTICLE 16
                                   ARBITRATION

16.1          SUBMISSIONS

              Any dispute, controversy, claim, difference or question between the parties arising out or of connected with the Agreement in respect to which the parties have both agreed to have resolved by arbitration, except where the Final Offer Arbitration procedure is to be used, shall be resolved by arbitration in accordance with the provisions of this Article 16.

16.2          SELECTION OF ARBITRAL INSTITUTION

              The parties may need the services of an arbitral institution from time to time in connection with arbitration proceedings carried out in accordance with the provisions of this Article 16. The parties agree to use the AAA and the BCICAC for this purpose and will alternate the use of the AAA and the BCICAC with the BCICAC chosen for the first arbitration. The choice of the Arbitral Institution shall alternate for subsequent arbitrations carried out in accordance with the provisions of Article 16 each time an arbitration proceeds as far as the selection of a single arbitrator (the "ARBITRATOR") or the three arbitrators (the "BOARD") under this Article 16.

16.3          COMMENCEMENT OF PROCEEDINGS

              Either party (the "INITIATING PARTY") may commence an arbitration proceeding by serving notice on the other party (the "RECEIVING PARTY"), which notice shall contain: the name of one (1) arbitrator who would either function as a single arbitrator if the Receiving Party consents, or as one of a panel of three arbitrators if the Receiving Party does not so consent; a statement of the matters in dispute; a request for relief; and the grounds therefor. Within twenty-one (21) days after receipt of such notice, the Receiving Party shall serve notice on the Initiating Party, which notice shall contain: either a consent to the Initiating Party's arbitrator functioning as a single arbitrator; or the name of a second arbitrator to function as a member of an arbitration board; a statement answering the Initiating Party's statement of the matters in dispute and specifying other matters that may also be in dispute, if any; a counter request for relief, if applicable; and the grounds therefor.


16.4          APPOINTMENT OF ARBITRATORS

              If the Receiving Party fails either to consent to a single arbitrator or to name a second arbitrator, then the Initiating Party's arbitrator shall function as a single arbitrator. If both parties appoint their own arbitrator, the two arbitrators so appointed shall name a third arbitrator or, if they fail to do so within fourteen (14) days of the second arbitrator's appointment, the parties shall promptly meet and shall attempt to agree upon and to appoint such third arbitrator. If the parties are unable to agree within a further fourteen (14) days on the choice of a third arbitrator, then upon application by either party, the third arbitrator shall be appointed by the applicable Arbitral Institution.

16.5          EXPERIENCE

              The Arbitrator or the Board appointed hereunder shall be generally knowledgeable in the areas of gas production, transportation, marketing and distribution, shall be qualified by eduction or experience to decide the particular matters in dispute, shall be a disinterested party or parties and shall not be employees or agents of either party or of any of their Affiliates. Any arbitrator must be Canadian or American.

16.6          LOCATION OF ARBITRATION HEARING

              Unless otherwise agreed to by the parties, the place of any arbitration hearing shall be Vancouver, British Columbia, if the BCICAC is the applicable Arbitral Institution or Seattle, Washington, if the AAA is the applicable Arbitral Institution. The exact location of any hearing shall be determined by the applicable Arbitral Institution.

16.7          HEARING

              The Arbitrator or the Board, as the case may be, shall promptly hear and determine the matters in dispute after giving the parties due notice of hearing and a reasonable opportunity to be heard.

16.8          DECISION

              The Arbitrator or the Board (or a majority thereof), as the case may be, shall render a decision within forty-five (45) days after the hearing has commenced, subject to any reasonable delay due to unforeseen circumstances. The decision of the Arbitrator, or the decision of the Board (or a majority thereof), as the case may be, shall be made in writing and shall be final and binding upon the parties as to the matters submitted to arbitration and the parties shall abide by and comply with the decision. There shall be no appeal from such decision and an order confirming the decision or judgment may be entered in any Court having jurisdiction. The parties agree that the decision of the Arbitrator or the Board (or a majority thereof), as the case may be, shall be the sole and exclusive remedy between them regarding the issue in dispute and that any costs or fees incidental to enforcing the decision shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. The parties shall execute, acknowledge and deliver all such documents or assurances as may be necessary to implement the decision. The written decision of the Arbitrator or the Board (or a majority thereof), as the case may be, may be issued with or without a written opinion. Either party may request a written opinion with regard to a decision and, if a request is made, a written opinion shall be issued expeditiously; provided that, implementation of and compliance with the decision shall not be delayed pending the issuance of a written opinion.

16.9          COSTS

              Each party shall bear the expense of prosecuting its own case and each party shall pay the compensation and expenses of its named arbitrator when a Board is selected. The compensation and expenses of an Arbitrator or a third arbitrator and all administration costs of the arbitration, including the fees of the applicable Arbitral Institution, shall be paid in equal portions by the parties.

16.10         FAILURE TO PARTICIPATE

              The failure of either party to participate in any arbitration proceeding as scheduled by the Arbitrator or the Board, as the case may be, shall not delay the proceeding. Notwithstanding a party's failure to participate, the Arbitrator or the Board, as the case may be, shall proceed to consider submissions, to take evidence, and to issue a decision as though such party were a participant in the arbitration proceeding and the decision shall be final and binding on such non-participating party in accordance with Section 16.8.

16.11         PROVISIONAL REMEDIES

              The Arbitrator or the Board ( or a majority thereof), as the case may be, may grant such provisional remedies as it deems necessary and appropriate in its sole discretion.
16.12         ARBITRATION PROCEDURES

              Except as herein otherwise expressly provided, all arbitration proceedings conducted pursuant to Article 16 shall be conducted pursuant to the rules of the applicable Arbitral Institution which apply to international commercial arbitrations and which are in effect at the commencement of the arbitration proceedings. In the event of conflict, the provisions of this Agreement shall prevail and govern.

16.13         CONTINUATION OF OPERATIONS

              Whenever there is an arbitration proceeding under this Article, operations under this Agreement shall continue in the same fashion as they were conducted before the arbitration proceeding was commenced, without prejudice to either party, pending a decision in the arbitration proceeding.

16.14         MODIFICATION OF CERTAIN AAA RULES

              In addition to the express provisions of this Article, the parties agree to further modify the AAA rules as follows:

a. The Expedited Procedures under the AAA Rules shall not apply to any matter submitted for arbitration under this Agreement.

b. A party appointed arbitrator may be disqualified for the reasons set forth in Section 19 of the AAA Rules as such may be amended from time to time.

c. Notice of the date and time of the hearing will be provided to the parties by the AAA at least forty-five (45) days in advance of the hearing.


                                   ARTICLE 17
                             FINAL OFFER ARBITRATION

17.1          SUBMISSIONS

              In the event that the parties have not documented their agreement on a redetermined Gas Commodity Price in a letter executed by both

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parties by the deadline set out in Section 7.14 b above, or the requisite producer support referred to in Section 7.15 above is not obtained by the following September 1st, and either party subsequently initiates Final Offer Arbitration pursuant to Section 7.14 b, then any redetermination of the Gas Commodity Price shall be resolved by Final Offer Arbitration proceedings conducted in accordance with the provisions of this Article 17.

17.2          SELECTION OF ARBITRAL INSTITUTION

              The parties may need the services of an arbitral institution from time to time in connection with Final Offer Arbitration proceedings conducted in accordance with the provisions of this Article 17. The parties agree to use the AAA and the BCICAC for this purpose, and will alternate the use of the AAA and the BCICAC, with the BCICAC chosen for the first Final Offer Arbitration. The choice for the Arbitral Institution shall alternate for subsequent Final Offer Arbitrations each time a Final Offer Arbitration proceeds as far as the selection of the single arbitrator (the "ARBITRATOR") under this Article 17.

17.3          COMMENCEMENT OF PROCEEDING

              Pursuant to the provisions of Section 7.14 b, either party (the "INITIATING PARTY") may commence a Final Offer Arbitration proceeding by serving notice on the other party (the "RECEIVING PARTY"), which notice shall contain the name of one (1) arbitrator who would function as the single gas price arbitrator. Within seven (7) days after receipt of the notice, the Receiving Party shall serve written reply to the Initiating Party, which reply shall contain either a consent to the Initiating Party's arbitrator functioning as the single arbitrator, or the name of an alternate person to function as the gas price arbitrator.

17.4          APPOINTMENT OF ARBITRATORS

              If the Receiving Party fails either to consent to the Initiating Party's single arbitrator or to name an alternate arbitrator, then the Initiating Party's arbitrator shall function as the single arbitrator. If the parties are unable to agree on a single arbitrator within seven (7) days of the Receiving Party's reply, then the arbitrator shall be appointed by the applicable Arbitral Institution.



17.5          EXPERIENCE

              The Arbitrator shall be generally knowledgeable in the areas of gas production, transportation, marketing and distribution as they relate to the Pacific Northwest, shall be qualified by education or experience to decide the particular matters in dispute, shall be a disinterested party and shall not be an employee or agent of either party or of any of their Affiliates. The arbitrator must be Canadian or American.


17.6          LOCATION OF FINAL OFFER ARBITRATION

              Unless otherwise agreed to by the parties, the place of arbitration shall be Vancouver, British Columbia, if the BCICAC is the applicable Arbitral Institution, or Seattle, Washington, if the AAA is the applicable Arbitral Institution.

17.7          FINAL OFFERS

              Both parties shall independently submit to the Arbitrator within seven (7) days of his appointment, a one time written price offer ("FINAL OFFER") which will set out that party's proposed Gas Commodity Price for the Contract Year in dispute. After the Arbitrator has received each party's Final Offer,

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
each party shall be provided with a copy of the other party's Final Offer. The Arbitrator shall consider the two Final Offers and shall only have authority to select the one Final Offer which the Arbitrator believes most fairly reflects the Pricing Criteria set forth in Section 7.14 above.

17.8          NO HEARING ON FINAL OFFER ARBITRATION

a. The parties acknowledge and confirm that Final Offer Arbitration is governed by the written submissions of the parties to the Arbitrator, and accordingly, there shall be no hearing for the parties in front of the Arbitrator.

b. In addition to the Final Offer written submission, each party may prepare and submit to the Arbitrator a brief statement in support of the Final Offer price calculation, which statement principally shall speak to the Pricing Criteria set forth in Section 7.14 above and how, in the view of the submitter, its Final Offer price calculation most appropriately satisfies that criteria.

17.9          DECISION

              The Arbitrator shall select a Final Offer within thirty (30) days after the deadline date for Final Offer submissions, subject to any reasonable delay due to unforeseen circumstances. The selection by the Arbitrator shall be made in writing and shall be final and binding upon the parties as to the determination of a Gas Commodity Price, and the parties shall abide by and comply with the selection. There shall be no appeal from the selection and an order confirming the selection or judgment may be entered in any Court having jurisdiction. The parties agree that the Final Offer selection by the Arbitrator shall be the sole and exclusive remedy between them regarding the determination of the Gas Commodity Price, and that any costs or fees incidental to enforcing the selection shall, to the maximum extent permitted by law, be charged against the party resisting the enforcement. The parties shall execute, acknowledge and deliver all such documents or assurances as may be necessary to implement the selection. The written selection of the Arbitrator may be issued with or without written elaboration. Either party may request written elaboration with regard to a selection and, if a request is made, a written elaboration shall be issued expeditiously, but implementation of and compliance with the selection shall not be delayed pending the issuance of a written elaboration.

17.10         COSTS

              Each party shall bear its own Final Offer Arbitration expenses. The compensation and expenses of the Arbitrator and all administration costs of the Final Offer Arbitration, including any applicable fees of the applicable Arbitral Institution, shall be paid in equal portions by the parties.

17.11         FAILURE TO PARTICIPATE

              The failure of either party to participate in any Final Offer Arbitration selection process shall not delay that process. If a party fails to participate, the Arbitrator shall select the participating party's Final Offer, and issue a selection confirmation as though the non-participating party were a participant in the Final Offer Arbitration proceeding, and the decision shall be final and binding on the non-participating party in accordance with Section 17.9.

17.12         FINAL OFFER ARBITRATION PROCEDURES

              Except as otherwise expressly provided in this Article which otherwise prevail in the event of conflict, all Final Offer Arbitration proceedings conducted pursuant to the provisions of Article 17 shall be conducted pursuant to the rules of the applicable Arbitral Institution which apply to international commercial arbitrations and which are in effect at the commencement of the arbitration proceedings.

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

17.13         CONTINUATION OF OPERATIONS

              Whenever there is a Final Offer Arbitration proceeding under this Article, operations under this Agreement shall continue in the same fashion as they were conducted before the Final Offer Arbitration proceeding was commenced, without prejudice to either party, pending a Final Offer Arbitration price selection.


                                   ARTICLE 18
                                     GENERAL

18.1          PROPER LAW

              This Agreement and all matters arising directly in relation to it, including without limitation the capacity, form, essentials and performance of this Agreement, shall be governed by and construed in accordance with the laws of the State of Washington. In the event that any legal action is brought under or in relation to this Agreement, venue shall be proper in the County of King, in the State of Washington.

18.2          ATTORNMENT

              Each of the parties, by the execution and delivery of this Agreement, irrevocably and unconditionally, with respect to any matter or thing arising out of or pertaining to this Agreement, attorns and submits to and accepts, for itself and in respect of its assets, the jurisdiction of the courts of the State of Washington.

18.3          COMPLIANCE WITH LAW

              This Agreement and the rights and obligations of the parties to it are subject to all applicable present and future valid laws, regulations, orders, directives, and rules of any legislative body or regulatory authority having jurisdiction over the parties or the subject matter of this Agreement.

18.4          TIME

              Time shall be of the essence in this Agreement.

18.5          NO AMENDMENT EXCEPT IN WRITING

              No amendment or variation of the provisions of this Agreement shall be effective or binding upon the parties unless it is set forth in writing and has been duly executed by each of the parties by its respective proper officers or authorized representatives in that behalf.

18.6          ENTIRE AGREEMENT

              This Agreement constitutes the entire agreement between the parties relative to the expressed matters and there are no other written or verbal representations, warranties or covenants in respect thereto. Subject to the provisions of Article 2 above, this Agreement supersedes all prior or contemporaneous discussions, negotiations, representations or agreements relating to the subject matter of this Agreement including, without limiting the generality of the foregoing, the Kingsgate Gas Sales Agreement.

18.7          FURTHER ASSURANCES

              Each of the parties shall, from time to time and at all times hereafter, do all such further acts and execute and deliver all such further deeds and documents as shall be reasonably required in order to fully perform and to more effectively implement and carry out the terms of this Agreement.

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

18.8          SEVERABILITY

              The intention of the parties is to comply fully with all laws, and this Agreement shall be construed consistently with all laws. In the event that any one or more terms or provisions of this Agreement are found to be void or unenforceable for any reason the subject terms and provisions shall be considered, at such time, to be deleted from this Agreement and this Agreement shall continue in full force and effect as if those terms and provisions were never part of this Agreement.


18.9          ALTERNATE REMEDIES

              Any default of a party under this Agreement shall give the non-defaulting party the right to seek its full remedies in law or in equity against the defaulting party notwithstanding that the non-defaulting party has alternate remedies under this Agreement, except if a remedy for a default is stated to be the sole remedy available to the non-defaulting party or if a party's remedies are otherwise specifically limited hereunder. The parties hereby agree that the indemnities which have been agreed to and delineated in this Agreement are genuine and commercially reasonable pre-estimates as liquidated damages, and not as penalties.

18.10         WAIVER

              Either party may, in its sole discretion, waive any provision hereof which is for the benefit or protection of that party, or may waive any breach or default by the other party, but the waiver must be in writing. No failure by any party to insist upon compliance with any term of this Agreement or to enforce any right, or seek any remedy, upon any default of the other party, shall affect or constitute a wavier of the first party's right to insist upon strict compliance, enforce that right or seek that remedy with respect to any prior, contemporaneous, or subsequent default. No custom or practice of the parties at variance with any provisions of this Agreement shall affect, or constitute a waiver of any party's right to demand strict compliance with all provisions of this Agreement.

18.11         COUNTERPART EXECUTION

              This Agreement may be executed in counterpart and when so executed shall have the same effect as if all parties had executed the same document. Each party executing a counterpart of this Agreement shall deliver one executed copy of such counterpart to the other party.

18.12         CONFIDENTIALITY

              The parties agree that the provisions of this Agreement and its resulting transactions shall be kept strictly confidential, except to the extent: required by applicable law; or either party is required to disclose pertinent information concerning this Agreement to lenders, underwriters, regulators, parties subject to Protective Orders issued by Buyer's regulators, Pan-Alberta, Pan-Alberta's participating pool producers in the ordinary course of obtaining the requisite support as described in Section 7.15 above; or the parties mutually agree to a release of a summary of the agreement provisions.
If either party makes such a disclosure, it shall advise the party receiving the information that it is strictly confidential.

18.13         EQUAL OPPORTUNITY

a. The provisions of this Section 18.13 are applicable only to the extent Seller is subject to United States federal or state employment laws or regulations. Seller will not discriminate against any Seller employee or applicant for employment because of race, colour, religion, sex, or national origin. Seller will take affirmative action to ensure that applicants are employed, and that employees are treated during

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

       employment, without regard to their race, colour, religion, sex, or national origin. Such action shall include, but not be limited to the following: employment, upgrading, demotion, or transfer, recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship. Seller agrees to post in conspicuous places, available to American employees and applicants for employment, notices to be provided by the Seller setting forth the provisions of this non-discrimination clause.

b. Seller will, in all solicitations or advertisements for American employees placed by or on behalf of Seller, state that all qualified applicants will receive consideration for employment without regard to race, colour, religion, sex, or national origin.

c. Seller will send to each labour union or representative of workers with which he has a collective bargaining agreement or other contract or understanding, a notice to be provided by the agency contracting officer, advising the labour union or workers' representative of the Seller's commitments under section 202 of Executive Order 11246 of September 24, 1965, and shall post copies of the notice in conspicuous places available to American employees and applicants for employment.

d. Seller will comply with all provisions of Executive Order 11246 of September 24, 1965, and of the rules, regulations, and relevant orders of the Secretary of Labour as applicable to its American employees.

e. Seller will furnish all information and reports required by Executive Order 11246 of September 24, 1965, and by the rules, regulations, and orders of the Secretary of Labour, or pursuant thereto, and will permit access to his books, records, and accounts by Seller and the Secretary of Labour for purposes of investigation to ascertain compliance with such rules, regulations, and orders.

f. In the event of the Seller's non-compliance with the non-discrimination clauses of this Section or with any of such rules, regulations, or orders, this Agreement may be cancelled, terminated or suspended in whole or in part and Seller may be declared ineligible for further Government contracts in accordance with procedures authorized in Executive Order 11246 of September 24, 1965, and such other sanctions may be imposed and remedies invoked as provided in Executive Order 11246 of September 24, 1965, or by rule, regulation, or order of the Secretary of Labour, or as otherwise provided by law.

g. Seller will include the provisions of Subsections a. through f. in every American subcontract or purchase order unless exempted by rules, regulations, or orders of the Secretary of Labour issued pursuant to section 204 of Executive Order 11246 of September 24, 1965, so that such provisions will be binding upon each subcontractor or vendor. Seller will take such action with respect to any American subcontract or purchase order as may be directed by the Secretary of Labour as a means of enforcing such provisions including sanctions for non-compliance: provided, however, that in the event Seller becomes involved in, or is threatened with, litigation with an American subcontractor or vendor as a result of such direction, Seller may request the United States to enter into such litigation to protect the interests of the United States.



              IN WITNESS WHEREOF the parties hereto have duly executed and delivered this Agreement under the signatures of their respective proper officers duly authorized in that behalf as of the day, month and year first above written.

                                          WESTCOAST GAS SERVICES INC.

                                          Per: ________________________________

                                          Title: ______________________________


                                          Per: ________________________________

                                          Title: ______________________________


                                          CASCADE NATURAL GAS CORPORATION

                                          Per: ________________________________

                                          Title: ______________________________


                                          Per: ________________________________

                                          Title: ______________________________


THIS IS PAGE 42 TO THE AMENDED AND RESTATED GAS SALES AGREEMENT BETWEEN WESTCOAST GAS SERVICES INC. ("SELLER") AND CASCADE NATURAL GAS CORPORATION ("BUYER")



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